SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 30, 2007

FUQI INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-52383	20-1579407
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5/F., Block 1, Shi Hua Industrial Zone Cui Zhu Road North Shenzhen, 518019 People’s Republic of China 45 West 21st Street, 2nd Floor New York, NY 10010
(Address of principal executive offices)

Registrant's telephone number, including area code:	86-755-2580 6333

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

5.02(e)

On August 30, 2007, Fuqi International, Inc. (the “Company”) entered into employment agreements with each of Yu Kwai Chong, as President and Chief Executive Officer; Ching Wan Wong, as Chief Financial Officer; Lie Xi Zhuang, as Chief Operating Officer; Heung Sang Fong, as Executive Vice President of Corporate Development; and Xi Zhou Zhuo, as Marketing Director (each an “Executive” and collectively, the “Executives”). The term of each of the agreements will commence upon the closing of the Company’s proposed Initial Public Offering (“IPO”) and will continue for a three year term. Each agreement is contingent upon the consummation of the Company’s proposed IPO, and in the event the IPO does not close within the sixty day period following August 30, 2007, each agreement will be terminate and have no effect.

Under each of the employment agreements, each Executive is eligible to receive an annual management bonus in an amount to be determined by the Compensation Committee of the Company’s Board of Directors in its absolute discretion. The determination of the amount of such bonuses will be based upon such standards, guidelines and factual circumstances as the Compensation Committee deems relevant. Each Executive is also entitled to accrue up to twenty working days’ paid vacation per calendar during employment with the Company. In addition, none of the Executives may, during their employment and for a period twelve months following their employment with the Company, (i) attempt to solicit or entice away any client of the Company or any of its subsidiaries, (ii) attempt to solicit or entice away any employees from the Company or any of its subsidiaries, or (iii) be employed by, engaged by, or interested in a business in any region in which the Company’s business is conducted that competes with the Company’s business.

Mr. Chong, pursuant to his employment agreement, will receive an annual salary of $200,000 and an automobile allowance of up to $52,000. Mr. Chong will also receive, on an annual basis, stock options with ten-year terms to acquire shares of the Company’s common stock having a market value of 2% of the Company’s annual profit before tax, not exceeding $200,000 in value, as set forth in the Company’s annual report on Form 10-K for the relevant period as filed with the Securities and Exchange Commission (the “Commission”). The exercise price of such options will be equal to 110% of the fair market value of the Company’s common stock on the date of the grant.

Messrs. Wong and Fong, pursuant to their respective employment agreements, will receive annual salaries of $160,000 and $120,000, respectively. Upon the closing of the Company’s IPO, if and when it occurs, each of Messrs. Wong and Fong will be issued stock options with three-year terms to purchase 600,000 shares of the Company’s common stock at a per share exercise price equal to 100% of the fair market value of the Company’s common stock on the date of the grant. One-third of the stock options will vest upon the effective date of the IPO, an additional one-third will vest after completion of twelve months of service from the effective date of the IPO, and the remaining one-third will vest after the completion of 24 months of service from the effective date of the IPO.

Messrs. Zhuang and Zhuo will each receive an annual salary of $120,000 under their respective employment agreements. Each of Messrs. Zhuang and Zhuo will also receive, on an annual basis, stock options with ten-year terms to acquire shares of the Company’s common stock having a market value of 1% of the Company’s annual profit before tax, not exceeding $120,000 in value, as set forth in the Company’s annual report on Form 10-K for the relevant period as filed with the Commission. The exercise price of such options will be equal to 100% of the fair market value of the Company’s common stock on the date of the grant.

Each of Messrs. Chong and Wong and the Company may terminate their respective employment agreements by providing 90 days’ written notice. Each of Messrs. Fong, Zhuang and Zhuo and the Company may terminate their employment agreements by providing 60 days’ written notice. In addition, the Company may, in its sole discretion, terminate any of the employment agreements immediately without prior written notice by making a payment of the base salary to the Executive in lieu of prior written notice, and the Company may terminate any of the employment agreements immediately and with no liability to make any further payments for serious misconduct.

Item 9.01. Financial Statements and Exhibits

9.01 (d) Exhibits

10.1	Employment Agreement dated August 30, 2007 entered into by and between the Company and Yu Kwai Chong.
10.2	Employment Agreement dated August 30, 2007 entered into by and between the Company and Ching Wan Wong.
10.3	Employment Agreement dated August 30, 2007 entered into by and between the Company and Lie Xi Zhuang.
10.4	Employment Agreement dated August 30, 2007 entered into by and between the Company and Heung Sang Fong.
10.5	Employment Agreement dated August 30, 2007 entered into by and between the Company and Xi Zhou Zhuo.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 6, 2007	FUQI INTERNATIONAL, INC.

By: /s/ Yu Kwai Chong
Name Yu Kwai Chong
Title: Chief Executive Officer, President and Chairman of the Board